EXHIBIT 11
PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Primary
(page 1 of 2)
(in millions except per share amounts, unaudited)

                                       12 Weeks Ended     36 Weeks Ended
                                      9/7/96    9/9/95    9/7/96   9/9/95

Shares outstanding at beginning
  of period                            1,565     1,578     1,576    1,580

Weighted average of shares issued
  during the period for exercise of
  stock options, conversion of
  debentures and payment of
  compensation awards                      3         2        10        6

Shares repurchased (weighted)             (4)       (5)      (17)      (9)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and payment
  of compensation awards, net of shares
  assumed to have been purchased for
  treasury (at the average price) with
  assumed proceeds from exercise of
  stock options and compensation
  awards                                  43        32        44       27

Total shares - primary                 1,607     1,607     1,613    1,604

Net income                            $  144    $  617    $1,121   $1,425

Net income per share - primary        $ 0.09    $ 0.39    $ 0.69   $ 0.89























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PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Fully Diluted
(page 2 of 2)
(in millions except per share amounts, unaudited)

                                       12 Weeks Ended      36 Weeks Ended
                                      9/7/96     9/9/95   9/7/96    9/9/95


Shares outstanding at beginning
  of period                            1,565      1,578    1,576     1,580

Shares issued during the period for
  exercise of stock options,
  conversion of debentures and
  payment of compensation awards           5          4       17        12

Shares repurchased (weighted)             (4)        (5)     (17)       (9)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and payment
  of compensation awards, net of shares
  assumed to have been purchased for
  treasury (at the higher of average or
  quarter-end price) with assumed
  proceeds from exercise of stock
  options and compensation awards         43         31       42        27

Total shares - fully diluted           1,609      1,608    1,618     1,610

Net income                            $  144     $  617   $1,121    $1,425

Net income per share -
 fully diluted                        $ 0.09     $ 0.39   $ 0.69    $ 0.89























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